                                                                    EXHIBIT 11.1

                 WORLDCORP, INC. AND CONSOLIDATED SUBSIDIARIES
                CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE
                       (IN THOUSANDS EXCEPT SHARE DATA)

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------
                                                             1995              1994              1993
                                                          ----------        ----------        -----------
Net earnings (loss) applicable to
   common stock                                         $     60,208      $      8,308      $    (30,945)
                                                          ==========        ==========        ==========

Weighted average common shares outstanding                15,988,365        15,277,954        14,590,265
Weighted average options and warrants treated
 as common stock equivalents                               1,115,304           238,109                --
                                                          ----------        ----------        ----------

 Primary number of shares                                 17,103,669        15,516,063        14,590,265

Incremental weighted average options and
 warrants treated as common stock
 equivalents for fully diluted purposes                    5,891,197           276,983                --
                                                          ----------        ----------        ----------

 Fully diluted number of shares                           22,994,866        15,793,046        14,590,265
                                                          ==========        ==========        ==========

Net earnings (loss) per share:
 Primary                                                $       3.52      $       0.54      $      (2.12)
                                                                ====              ====             =====
 Fully-diluted                                          $       2.82      $       0.53      $          *
                                                                ====              ====             =====

* Fully diluted earnings per share are anti-dilutive